Exhibit 99.1

To Our Shareholders:

It is with pleasure that we present you with this report on Citizens Financial Corp.’s financial performance for the first quarter of 2005 and its financial condition as of March 31, 2005.

Throughout the quarter interest rates continued their slow climb from 40 year lows. This trend is expected to continue at least through the end of the year. With the specter of higher rates, Citizens National Bank launched a very successful campaign to increase long-term certificates of deposit thereby controlling its long-term cost of funds. By offering superior product features and selective pricing, this campaign helped boost deposits by $5,678,180 in the quarter

These deposits are ideally invested in new loan volumes. But, because loans fell during the quarter, our deposit inflow was primarily invested in short-term securities. It appears a return to higher loan volumes is likely, however, as several million dollars in committed loans should close shortly.

Despite the success of our deposit campaign, net income for the quarter fell from $533,562 to $375,204. This was the result of a sharp increase in noninterest expense, where the cost of group medical insurance, fees for data processing services and software programs all increased. The data processing and software costs stem from recent improvements to our teller and new accounts systems and our internet banking service. Our group medical plan is partially self funded and cost largely depends on the level of claims our employees incur.

As you no doubt are aware, Citizens National Bank will now move forward under the leadership of Mr. William T. Johnson, Jr. We hope that, like us, you look forward to this new period in our bank’s history. We are confident that Mr. Johnson and our entire staff will continue to strive to make Citizens the premier bank in our market. Finally, we’d like to offer our thanks for your support.

Sincerely,

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION-(Unaudited)

	March 31,
	2005	2004
ASSETS

Cash and due from banks	$4,820,815	$4,566,814
Federal funds sold	297,792	2,150,000
Securities available for sale	57,558,925	55,077,482
Loans, less allowance for loan losses of $1,447,057 and $1,473,987, respectively	143,206,919	135,167,992
Premises and equipment	4,208,388	3,940,592
Accrued interest receivable	1,145,513	1,100,522
Other assets	4,446,566	4,074,100

Total assets	$215,684,918	$206,077,502

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$23,889,889	$22,993,991
Interest bearing	147,088,943	142,338,629

Total deposits	170,978,832	165,332,620
Short-term borrowings	19,444,577	14,891,243
Long-term borrowings	3,462,411	2,985,912
Other liabilities	1,819,727	1,916,725

Total liabilities	195,705,547	185,126,500

Common stock, authorized 2,250,000 shares of $2.00 par value, issued 750,000 shares	1,500,000	1,500,000
Additional paid in capital	2,100,000	2,100,000
Retained earnings	19,838,142	19,310,010
Treasury stock, at cost, 126,087 and 111,192 shares, respectively	(3,085,319)	(2,762,464)
Accumulated other comprehensive income	(373,452)	803,456

Total shareholders’ equity	19,979,371	20,951,002

Total liabilities and shareholders’ equity	$215,684,918	$206,077,502

STATEMENTS OF INCOME-(Unaudited)

	Three months ended March 31
	2005	2004
INTEREST INCOME

Interest and fees on loans	$2,465,032	$2,294,207
Interest and dividends on securities:
Taxable	392,331	459,585
Tax-exempt	82,090	81,749
Interest on federal funds sold	25,440	5,511

Total interest income	2,964,893	2,841,052

INTEREST EXPENSE

Interest on deposits	691,042	646,522
Interest on short-term borrowings	90,625	61,472
Interest on long-term borrowings	24,655	23,283

Total interest expense	806,322	731,277

Net interest income	2,158,571	2,109,775
Provision for loan losses	103,000	90,000

Net interest income after provision for loan losses	2,055,571	2,019,775

NONINTEREST INCOME

Trust department income	51,189	33,142
Service fees	170,960	165,327
Insurance commissions	960	5,109
Securities gains/(losses)	—	19,024
Brokerage income	21,749	14,000
Secondary market loan fees	14,732	8,900
Other	63,822	61,591

Total noninterest income	323,412	307,093

NONINTERST EXPENSE

Salaries and employee benefits	967,771	871,159
Net occupancy expense	85,184	65,204
Equipment rentals, depreciation and maintenance	118,403	112,419
Data processing	165,660	135,197
Director fees	55,748	56,808
Postage expense	44,448	51,221
Professional service fees	59,065	44,575
Stationery	39,518	37,187
Software expense	65,805	24,813
Other	229,420	225,158

Total noninterest expense	1,831,022	1,623,741

Income before income taxes	547,961	703,127
Income tax expense	172,757	169,565

Net income	$375,204	$533,562

Basic and fully diluted earnings per common share	$.60	$.85

Average common shares outstanding	623,913	631,378

Dividends per common share	$.30	$0.30

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT

Chairman of the Board

ROBERT J. SCHOONOVER

President and Chief Executive Officer

THOMAS K. DERBYSHIRE, CPA

Vice President and Treasurer

LEESA M. HARRIS

Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

CYRUS K. KUMP

ROBERT J. SCHOONOVER

L.T. WILLIAMS

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

DICKSON W. KIDWELL

CYRUS K. KUMP

FRANKLIN M. SANTMYER, JR.

ROBERT J. SCHOONOVER

THOMAS A. WAMSLEY

L. T. WILLIAMS

C. CURTIS WOODFORD

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus